Exhibit 99.1


                  Aspyra Reports Results of Operations for the
                       Second Quarter Ended June 30, 2006



    CALABASAS, Calif.--(BUSINESS WIRE)--Aug. 15, 2006--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the second quarter ended June 30, 2006.
    Sales were $3,217,821 for the second quarter compared with sales of $1,556,007 for the comparable quarter ended June 30, 2005. The Company incurred a net loss of $1,064,180, or basic and diluted loss per share of $.11 for the quarter ended June 30, 2006, compared with a net loss of $238,538, or basic and diluted loss per share of $.07 for the comparable quarter ended June 30, 2005. Basic and diluted shares outstanding for each period were 9,614,200 and 3,383,233, respectively.
    Sales were $5,919,896 for the six months ended June 30, 2006, compared with sales of $3,381,295 for the six months ended June 30, 2005. The Company incurred a net loss of $2,377,898, or basic and diluted loss per share of $.26 for the six months ended June 30, 2006, compared with a net loss of $425,502, or basic and diluted loss per share of $.13 for the comparable six-month period ended June 30, 2005. Basic and diluted shares outstanding for each period were 9,051,800 and 3,368,567, respectively.
    Steven M. Besbeck, Aspyra's President and Chief Executive Officer, stated, "Although we improved our operating results over the first fiscal quarter of 2006, through increased revenues and a reduced operating loss, we are still not at an optimum operational status. We have incurred delays related to timely closing of sales and implementation of systems. These delays prevented us from recognizing revenues on many of our sales, which increased the Company's deferred revenue as of June 30, 2006. The backlog of deferred revenue associated with such sales will be recognized in future periods. The Company made good progress during the second fiscal quarter of 2006 in executing the integration and restructuring plan related to the merged businesses of Creative Computer Applications, Inc. and StorCOMM, Inc. but also continued to incur costs associated with the plan, which were only partially offset by reductions in redundant personnel and other expenses during the quarter ended June 30, 2006. We expect to achieve synergies and cost reductions in our business as we complete the integration by the end of our fourth quarter."

    Aspyra Inc. is a global provider of clinical and diagnostic information solutions for the healthcare industry. It has accumulated over 35 years of industry experience, specializing in enterprise-wide systems for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable products may be installed as standalone or integrated to provide a single-vendor solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today August 15, 2006, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



                 Consolidated Statement of Operations

                       Second Quarter Ended      Six Months Ended
                             June 30,                 June 30,
                        2006         2005        2006         2005
                     ------------ ----------- ------------ -----------

Net Sales            $ 3,217,821  $1,556,007  $ 5,919,896  $3,381,295

Net Loss             $(1,064,180) $ (238,538) $(2,377,898) $ (425,502)
Net Loss per Share -
Basic and Diluted    $     (0.11) $    (0.07) $     (0.26) $    (0.13)
Average Shares
Outstanding - Basic
 and Diluted           9,614,200   3,383,233    9,051,800   3,368,567




    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, 818-880-6700
             or
             The Wall Street Group, Inc.
             Ron Stabiner, 212-888-4848